Exhibit 10.33

August 11, 2022

Nauticus Robotics Inc.

17146 Feathercraft Lane

Webster, TX 77598

Attention: Nicolaus Radford

Ladies and Gentlemen:

Reference is hereby made to that certain letter agreement (the “Agreement”), dated March 23, 2022, between Cowen and Company, LLC (“Cowen”) and Nauticus Robotics Inc. (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to Section 2 of the Agreement, Cowen is hereby providing the Company with ten days’ written notice of termination of the Agreement. Cowen is hereby waiving its right to reimbursement of expenses and the Residual Period. All other provisions of the Agreement that survive termination shall continue to survive.

Very truly yours,

COWEN AND COMPANY, LLC

By:	/s/ Peter Finn
Name:	Peter Finn
Title:	Managing Director

Cowen and Company, LLC

599 Lexington Avenue, 20th Floor

New York, NY 10022

T 646 562 1010

www.cowen.com